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                                                                    Exhibit 99
                                  VOXWARE, INC.
             Important Factors Regarding Forward-Looking Statements

     IN ADDITION TO OTHER INFORMATION IN THIS ANNUAL REPORT ON FORM 10-K AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BECAUSE SUCH FACTORS CURRENTLY HAVE A SIGNIFICANT IMPACT OR MAY HAVE A SIGNIFICANT IMPACT IN THE COMPANY'S BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. THIS FORM 10-K CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO THE PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS FORM 10-K.


Limited Operating History; Accumulated Deficit; Early Stage of Development

     Voxware, Inc. was founded in August 1993 and commenced shipment of its initial products in July 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of June 30, 1997, the Company had an accumulated deficit of $11,308,000. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving industries. To address these risks and achieve profitability and increased sales levels, the Company must, among other things, establish and increase market acceptance of its products, respond effectively to competitive pressures, introduce on a timely basis products incorporating its technologies and enhancements to its products and successfully market and support its products and enhancements. There can be no assurance that the Company will achieve or sustain significant sales or profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of this Annual Report on Form 10-K.


Uncertainty of Product Acceptance in Developing Markets; New Product Development Risks

     The markets for the Company's products have only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed products for enhancing and facilitating the use of speech and audio in new and existing applications, particularly for the Internet. In addition, the Company's products are new and based on novel technologies. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to a high level of uncertainty. Virtually all of the Company's products are based upon MetaVoice and MetaSound, its core speech and audio compression technologies. Broad acceptance of the Company's products by customers and end users is critical to the Company's success and ability to generate revenues. Acceptance of the Company's products will be highly dependent on the functionality and performance of the products and particularly on the success of the initial implementation of its products. There can be no assurance that the Company will be successful in obtaining market acceptance of its products. In addition, the Company's products must be adapted in certain instances to meet the specific requirements of the customer hardware or software in which it is to be integrated. The adaptation process can be time consuming and costly to both the Company and its customers and the acceptance of the end product may depend, to a substantial extent, on the success of the adaptation. The Company is in the process of porting its technologies to different platforms to meet customer needs and, in certain of its license agreements, successful porting is a condition to the continuation of the agreement and the receipt of fees and potential royalties. Failure to successfully port products to desired platforms for customers or to otherwise gain market acceptance of its products would have a material adverse effect on the Company's business, operating results and financial condition.

     Furthermore, products offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. Introduction by the Company of products with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by the Company or by its customers, errors will not be

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found in the Company's products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. In addition, there can be no assurance that the Company will not experience significant product returns in the future. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products" and "--Research and Product Development."


Netscape Relationship

     During the years ended June 30, 1997 and 1996, Netscape accounted for 16% and 31% of the Company's total revenues, respectively, and 59% and 100% of the Company's royalties and recurring licensee fee revenues, respectively. Although the Company has entered into a software license agreement with Netscape (the "Netscape License Agreement") in which it has licensed certain of its products and technologies for use in Netscape's products, Netscape is not obligated to use the Company's products or technologies in Netscape's products and, therefore, there can be no assurance that Netscape will include the Company's products and technologies in its products in the future. Further, there can be no assurance that Netscape will not choose to use other speech processing technologies, available either from the Company's competitors or in the public domain, in its products. The Netscape License Agreement may be terminated by Netscape for any reason at any time on 90 days notice. In addition, Netscape has the right to terminate the Netscape License Agreement upon a material default by the Company of its material obligations under the Netscape License Agreement unless the default is remedied within 30 days after notice of the default. The Company believes that Netscape is reevaluating certain of its product plans as its business focus and objectives are shifting and, accordingly, there can be no assurance that Netscape will not terminate or seek to modify the Netscape license agreement in such a way that the would reduce the revenue the Company earns from Netscape. If Netscape terminates the Netscape license agreement or does not incorporate and distribute the Company's products and technologies in its own products, the Company's business, operating results and financial condition will be materially adversely affected. The success of the Company is dependent on the ability of industry leaders such as Netscape and other of the Company's licensees to continue to achieve widespread distribution and acceptance of their products which incorporate the Company's products. Failure by Netscape and other of the Company's licensees to continue to achieve widespread distribution and acceptance of their products which incorporate the Company's products may have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategic Relationships and Licensees."


Uncertain Adoption of Internet as a Medium for Speech and Audio Communications

     The Company has targeted development of products and technologies for the Internet as a strategic focus. Critical issues concerning the commercial use of the Internet (including reliability, cost, security, ease of use and access and quality of service) remain unresolved and may impact the growth of Internet use. The market for Internet software and applications has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services for speech and audio communication over the Internet. As is typical in the case of a new and rapidly evolving market, demand and market acceptance for recently introduced products is subject to a high level of uncertainty. The industry is young and has few proved products. While the Company believes that its products potentially offer significant advantages for speech and audio communication over the Internet, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that the markets for the Company's products will develop, that the Company's products will be adopted, or that personal computer users in business or at home will use the Internet for speech and audio communication. In addition, the adoption of the Internet for telephony and teleconferencing will require the acceptance by users of a new way of conducting telephonic communications. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Industry Background."

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Potential Fluctuations in Operating Results

     Significant annual and quarterly fluctuations in the Company's results of operations may be caused by, among other factors, the timing and structure of license agreements entered into with the Company's customers, the timing of the development of products incorporating the Company's technologies by licensees, if any, the volume of sales and revenue of the Company's licensees from sales of products incorporating the Company's products and technologies, the mix of distribution channels used by the Company, the timing of new product announcements and releases by the Company and its competitors, and general economic conditions. There can be no assurance that the level of sales and gross profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. The Company's expense levels are based, in part, on its expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of this Annual Report on Form 10-K.


Ability to Manage Growth

     Over the previous two years, the Company has grown from 12 employees at June 30, 1995 to 86 employees at August 31, 1997. In connection with its growth, the Company has had to rapidly develop a management team. Failure to integrate new personnel or to recruit qualified management personnel on a timely basis could have an adverse effect on the Company's operations. In addition, the Company expects to increase sales in future periods which could place a significant strain on the Company's management and operations. The Company's inability to effectively manage its growth would have a material adverse effect on the Company's business, results of operations and financial condition.


Reliance on Third Parties to Generate Recurring Revenues

     The Company's products are licensed primarily to software, computing and communications companies which are then permitted to incorporate the Company's products and technologies into their products. The Company's revenues derived from these licensing arrangements will be based in large part upon the sale of its licensees' products. The success of the Company will therefore be dependent to a substantial degree on the amount, nature and timing of efforts of these third parties in developing and marketing products incorporating the Company's products and technologies. Of the approximately 80 license agreements entered into to date, the Company has entered into approximately 69 license agreements through June 30, 1997 which provide for potential royalties and / or recurring license fees. To date the Company has recognized $2,234,000 in royalties and recurring license fees which were derived from 13 licensees. There can be no assurance that any product incorporating the Company's products and technologies will be marketed successfully by the Company's licensees. In addition, none of the Company's licensees are contractually obligated to use the Company's products. Furthermore, licensees of the Company may develop their own speech processing products or technologies that compete with the Company's products and technologies. There can be no assurance that these licensees will not replace the Company's products with, or give higher priority to, the sales of these competitive products or technologies. See "Business--Competition."


Highly Competitive Industry

     The market for voice processing software products and services is intensely competitive. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. The Company's competition for voice processing products is primarily emerging from two sources: developers of speech compression algorithms and developers of software applications that incorporate speech. Direct competitors include DSP Group, Inc., Lernout & Hauspie Speech Products N.V. and Lucent Technologies Inc. in the speech coding market and Electric Magic Co., FreeTel

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Communications, Inc., Netspeak Corp., PGP Inc., and VocalTec, Ltd. in the
Internet applications market. Several of these companies are developing new products or enhancing existing products specifically to operate in low bandwidth environments. Companies that have developed low bit rate parametric speech compression technologies but do not currently compete with the Company directly include Texas Instruments, Incorporated and Digital Voice Services, Inc. The competition in the market for Internet telephony products, in particular, is intense. Many companies, including for example Intel Corporation, distribute free Internet telephony applications offering basic functionality. The availability of such free Internet telephony applications may increase pricing pressure on such applications, including the Company's VoxPhone products. In addition to the Company's current competitors, the Company expects other established companies, including large software companies, such as Microsoft, and telecommunications companies, such as interexchange carriers (such as AT&T Corp. and MCI Telecommunications), regional Bell operating companies and cable companies, to compete in the markets for speech compression technologies and digital speech applications, including Internet telephony. The ability of certain of the Company's competitors to bundle other services and products with voice products could put the Company at a competitive disadvantage.


Necessity to Develop and Introduce New and Enhanced Products; Risks of Rapid Technological Change

     The markets for the Company's products are characterized by rapidly changing technology. The introduction of products incorporating new technologies could render the Company's products obsolete and unmarketable and could exert price pressures on existing products. Further, the markets for the Company's products and, in particular, the market for voice and multimedia over the Internet, are characterized by evolving industry standards and specifications. As new standards or specifications are adopted, the Company may be required to devote substantial time and expense in order to adapt its products. The Company's ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products, as well as additional applications for existing products, in each case in a cost effective and timely manner, will be a critical factor in the Company's ability to grow and be competitive. There can be no assurance that the Company will successfully develop new or enhanced products, that any new or enhanced products will achieve market acceptance, that the Company will be able to adapt its products to comply with new standards or specifications, or that the introduction of new products or technologies by others will not render the Company's products obsolete. See "Business--Products" and "--Research and Product Development."

     The Company's technology and products have been developed and optimized to operate in environments with low point-to-point bandwidth such as the Internet. Current and potential Internet service providers ("ISPs"), including telecommunications companies, cable companies, traditional ISPs and others, are seeking to substantially increase the bandwidth of Internet access connections and network infrastructure. Companies building network infrastructure in other markets, such as wireless communications, are also seeking to substantially increase available bandwidth. As the bandwidth of the Internet and other communications networks increases, demand for the Company's technologies and products may decrease substantially, which could have a material adverse effect on the Company's business, operating results and financial condition.


Risks of Internet Distribution

     The Company distributes certain of its products through the Internet. Distributing the Company's products through the Internet makes the Company's software products more susceptible to unauthorized copying and use than distribution through conventional means. The Company has allowed, and currently intends to continue to allow, potential customers to electronically download basic versions of its VoxPhone and ToolVox software for free over the Internet, in order for them to become familiar with the Company's products and subsequently order enhanced and other existing or future products. There can be no assurance that, upon receiving orders for its enhanced products, the Company will be able to collect payment from users that retain a copy of the Company's enhanced and other existing or future products.

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Dependence on Key Personnel

     The Company's performance is substantially dependent on the performance of its executive officers and key employees, particularly J. Gerard Aguilar, the Company's Vice President, Research and Development. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and skilled development teams. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain additional highly qualified technical personnel, in particular, speech coding personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary technical and other personnel could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Research and Product Development" and "--Employees" and "EXECUTIVE OFFICERS OF THE COMPANY."


Uncertainty Regarding Patents and Proprietary Rights

     The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of other parties. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, or that any issued patents will provide commercially significant protection to the Company's technology and products. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how, or that others will not claim to have or will not be issued patents which may prevent the sale of one or more of the Company's products. Litigation, which could be costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights, or to enforce any patents issued to the Company, in either case, in judicial or administrative proceedings. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. There can be no assurance that licenses required under third-party patents or proprietary rights would be made available on acceptable terms, if at all. In addition, the laws of certain countries may not protect the Company's intellectual property.

     The software market has traditionally experienced widespread unauthorized reproduction of products in violation of manufacturers' intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce manufacturers' intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. The Company's success is also dependent upon unpatented trade secrets which are difficult to protect. To help protect its rights, the Company requires employees and consultants to enter into confidentiality agreements that prohibit disclosure of the Company's proprietary information and require the assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosures. See "Business--Patents and Proprietary Information."